Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-174207, No. 333-194343 and No. 333-256158) of RCI Hospitality Holdings, Inc. (the “Company”) of our reports dated December 14, 2022, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2022.

/s/ Friedman LLP
Marlton, New Jersey
December 14, 2022